Exhibit 99.1

Iconix Brand Group Reports Second Quarter 2005 Financial Results
NEW YORK--(BUSINESS WIRE)--Aug. 4, 2005--Iconix Brand Group, Inc. (NASDAQ: ICON)

    --  Q2 Licensing income increases 62% to $4.3 million

    --  Q2 Fully diluted EPS of $0.08 versus $0.02 in prior period

    --  Raises 2005 full year EPS guidance

    --  Issues preliminary 2006 projection

Iconix Brand Group, Inc. (NASDAQ: ICON), formerly Candie's, Inc. ("Iconix" or the "Company"), today announced financial results for the second quarter of 2005. Licensing and commission income for the period increased 62% to approximately $4.3 million compared to approximately $2.6 million in the comparable period for the prior year, driven primarily by the new Candie's license with Kohl's Department Stores and the new Bongo jeans wear license. The Company reported fully diluted earnings per share of $0.08 cents versus $0.02 cents in the comparable quarter for the prior year. Net income for the quarter was approximately $2.5 million compared to approximately $0.5 million for the quarter last year. Second quarter 2005 results were inclusive of a non-cash tax benefit of approximately $1.8 million.

Neil Cole, Chairman and CEO of Iconix commented, "We are pleased with the results for the second quarter and believe that they only begin to indicate the potential of our new business model as a brand management company. We are fully transitioned to this new model and have the infrastructure in place to deliver additional growth by leveraging our existing brands and continuing to build a diversified portfolio of strong new brands that we can monetize through our expertise in marketing and fashion. Our recent acquisition of Joe Boxer reflects this strategy and is an important step for our company. We are also very excited about the recent launch of our brand Candie's at Kohl's. Kohl's has made a substantial commitment to Candie's and they have proven to be an outstanding partner collaborating with us every step of the way. Iconix was able to develop an exciting advertising campaign featuring Hilary Duff and Kohl's put the full force of their vast media reach behind it."

Six-Month Results:

For the six months ended June 30, 2005 licensing and commission income increased 70% to approximately $8.6 million compared to approximately $5.1 million in the comparable period for the prior year. Fully diluted earnings per share were $0.11 cents, inclusive of a non-cash tax benefit of $0.06 cents, compared to $0.02 cents in the comparable period for the prior year. Net income for the six months increased to approximately $3.3 million, including a non-cash tax benefit of approximately $1.8 million as compared to approximately $0.6 million in the six month period last year.

2005 EPS Guidance:

Following the acquisition of the Joe Boxer brand on July 22, 2005, the Company will be updating its full year guidance to a range of $0.32 to $0.35 cents per share inclusive of a projected non-cash tax benefit of $0.15 to $0.17 cents. This compares to the Company's previous guidance range of $0.25 to $0.30 cents a share. The updated guidance and recent Joe Boxer acquisition will be discussed further during the Company's second quarter earnings conference call scheduled for 10:00 AM this morning.

Preliminary 2006 Forecast:

The Company is issuing preliminary projections for 2006 of earnings per share in a range of $0.50 to $0.55 cents inclusive of a projected non-cash tax benefit of approximately $0.03 cents. This preliminary 2006 projection is reflective only of the Company's existing brand portfolio and does not include any potential future acquisitions.

Iconix Brand Group, Inc. (NASDAQ: ICON) is in the business of licensing the CANDIE'S(R), BONGO(R), BADGLEY MISCHKA(R) and JOE BOXER(R) trademarks on a variety of apparel and fashion products. Through its wholly owned subsidiary, Brightstar Footwear, Inc., the Company also arranges for the manufacture of footwear products for mass market retailers. For investor information please visit the corporate Web site at http://www.iconixbrand.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", "project", provide "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

Iconix Brand Group, Inc. and Subsidiaries

Condensed Consolidated Income Statements

 (Unaudited)

                                           Three Months Ended
                                       June 30,          July 31,
                                        2005               2004
                                 (000's omitted, except per share data)

Net sales                            $      -         $  26,038
Licensing and commission income         4,287             2,639
Net revenues                            4,287            28,674

Cost of goods sold (net pf recovery
 pursuant to an agreement of $737
 and $1,725 in the three and six months
 ended in 2004, respectively)               -            22,780
Gross profit                            4,287             5,894

Operating expenses:
Selling, general and
  administrative expenses (net
  of recovery pursuant to an
  agreement of $296 in
  the six months ended in 2005)         2,838             4,636
Special charges                           328                 -
                                        3,166             4,636

Operating income                        1,121             1,258

Interest expense - net                    400               740

Income before income taxes                721               518

Income tax benefits - net              (1,790)                -

Net income                           $  2,511         $     518


Earnings per common share:
         Basic                       $   0.09         $    0.02
         Diluted                     $   0.08         $    0.02

Weighted average number of common shares outstanding:
         Basic                         28,602            26,602
         Diluted                       30,247            27,735


                                          Six Months Ended
                                     June 30,           July 31,
                                       2005               2004
                              (000's omitted, except per share data)

Net sales                            $      -         $  42,847
Licensing and commission income         8,587             5,052
Net revenues                            8,587            47,899

Cost of goods sold (net pf
 recovery pursuant to an
 agreement of $737 and $1,725
 in the three and six months
 ended in 2004, respectively)              -             37,063
Gross profit                            8,587            10,836

Operating expenses:
Selling, general and
 administrative expenses (net
 of recovery pursuant to an
 agreement of $296 in the six
 months ended in 2005)                  5,517             8,750
Special charges                           707                99
                                        6,224             8,849

Operating income                        2,363             1,987

Interest expense - net                    845             1,436

Income before income taxes              1,518               551

Income tax benefits - net              (1,780)                -

Net income                           $  3,298         $     551


Earnings per common share:
         Basic                       $   0.12         $    0.02
         Diluted                     $   0.11         $    0.02

Weighted average number of common shares outstanding:
         Basic                         28,516            26,315
         Diluted                       30,115            27,322


Selected Balance Sheet Data:

                                    6/30/2005        12/31/2004

Total Assets                         $ 58,236         $  60,160
Total Liabilities                      29,871            35,902
Shareholders' Equity                   28,365            24,258


CONTACT: Iconix Brand Group, Inc.
Warren Clamen, 212-730-0030